Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
HALOZYME THERAPEUTICS, INC.

Halozyme Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
FIRST:     On March 13, 2013, the Board of Directors of the Corporation duly adopted resolutions approving the following amendment to the Corporation's Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), declaring said amendment to be advisable and providing for the consideration of such amendment at the Corporation's annual meeting of stockholders.
SECOND:     On May 16, 2013, the Corporation's annual meeting of stockholders was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares required by statute were voted in favor of the amendment.
THIRD:    Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
FOURTH:    The first paragraph of Article Fourth of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:
“FOURTH: The corporation is authorized to issue two classes of stock, to be designated “Common Stock,” with a par value of $0.001 per share, and “Preferred Stock,” with a par value of $0.001 per share. The total number of shares of Common Stock that the corporation shall have authority to issue is 200,000,000, and the total number of shares of Preferred Stock that the corporation shall have authority to issue is 20,000,000.”
IN WITNESS WHEREOF, Halozyme Therapeutics, Inc. has caused this Certificate of Amendment to be signed by the undersigned, thereunto duly appointed, this 16th day of May, 2013.
By:

/s/ Jean I. Liu
Jean I. Liu
Vice President, General Counsel and Secretary